Exhibit 21.1

Entity	Jurisdiction	Ownership
Luck Sky Holdings Limited	British Virgin Islands	Wholly owned subsidiary
Luck Sky (Hong Kong) Aerodynamic Electricity Ltd.	Hong Kong	Wholly owned subsidiary
Luck Sky (Shenzhen) Aerodynamic Electricity Ltd.	People’s Republic of China	Wholly owned subsidiary
Xianning Xiangtian Energy Holding Group Co., Ltd.	People’s Republic of China	Variable Interest Entity (“VIE”)
Sanhe City Luck Sky Electrical Engineering Co., Ltd.	People’s Republic of China	Wholly owned by VIE
Xiangtian Zhongdian (Hubei) New Energy Co., Ltd.	People’s Republic of China	70% owned by VIE
Jingshan Sanhe Xiangtian New Energy Technology Co., Ltd.	People’s Republic of China	Wholly owned by VIE
Hubei Jinli Hydraulic Co., Ltd.	People’s Republic of China	Wholly owned by VIE
Tianjin Jiabaili Petroleum Products Co., Ltd.	People’s Republic of China	Wholly owned by VIE
Xianning Xiangtian Trade Co., Ltd.	People’s Republic of China	Wholly owned by VIE
Hubei Rongentang Wine Co., Ltd.	People’s Republic of China	90% owned by VIE
Hubei Rongentang Herbal Wine Co., Ltd.	People’s Republic of China	90% owned by VIE